Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252089

PROSPECTUS SUPPLEMENT NO. 9

To Prospectus dated January 22, 2021

Up to 48,083,495 Shares of Common Stock

Up to 11,900,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 4,233,333 Warrants

This prospectus supplement no. 9 supplements the prospectus dated January 22, 2021 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 11,900,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of 4,233,333 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Pivotal Investment Corporation II (“Pivotal”), and (ii) up to 7,666,667 shares of Common Stock that are issuable upon the exercise of 7,666,667 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Pivotal. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 48,083,495 shares of Common Stock, including (i) 15,000,000 shares of Common Stock originally issued in a private placement at the closing of the Business Combination (as defined below), (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL (as defined below) pursuant to the Merger Agreement (as defined below) in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor (as defined below) and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL warrants (the “Legacy XL Warrants”) assumed by us in connection with the Business Combination, and (B) up to 4,233,333 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 1, 2021.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “XL”. On June 1, 2021, the closing price of our Common Stock was $7.25.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2021

XL FLEET CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38971	83-4109918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 Newton Street Boston, MA	02135
(Address of principal executive offices)	(Zip Code)

(617) 718-0329

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders

XL Fleet Corp. held its Annual Meeting of Stockholders on May 26, 2021 (“2021 Annual Meeting”). The following is a brief description of each matter voted upon at the 2021 Annual Meeting as well as the number of votes cast for, against or withheld as to each matter and the number of abstentions and broker non-votes with respect to each matter.

Election of Directors

	For	Withhold	Broker Non-Vote
Debora M. Frodl	59,001,705	635,025	20,024,735
Declan P. Flanagan	59,010,601	626,129	20,024,735
Sarah Sclarsic	57,644,897	1,991,833	20,024,735

Ratification of Independent Registered Public Accounting Firm

For	Against	Abstain
75,915,175	2,150,898	1,595,392

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

XL FLEET CORP.

Date: June 1, 2021	By:	/s/ James Berklas
	Name:	James Berklas
	Title:	General Counsel

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